Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION

ANNOUNCES THIRD QUARTER RESULTS

Company Reports 115% Increase Over Second Quarter’s Revenues

SAN DIEGO, CA, August 8, 2006 – American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator of commercial, government and military directed sound products and solutions, today announced its results for its third fiscal quarter ended June 30, 2006.

For the third quarter of fiscal year 2006, the Company reported revenues of $3.16 million, compared to $1.39 million in the third quarter of fiscal year 2005 and $1.47 million in the second fiscal quarter ended March 31, 2006, a quarter over quarter increase of 115%. The increase in revenues in the third quarter ended June 30, 2006 compared to the same quarter a year ago resulted primarily from an increase in HSS® digital signage sales and improved LRAD™ sales.

For the third quarter of fiscal year 2006, the Company’s gross profit was $1.05 million or approximately 33% of revenues compared to a gross profit of $359,000, or approximately 26% of revenues for the same quarter a year ago, and compared to a gross profit of $188,000, or approximately 13% of revenues for the second fiscal quarter ended March 31, 2006. The increase in gross profit both absolute and as a percentage of revenues to the same quarter a year ago was principally the result of increased sales volume of all our product segments offsetting fixed overhead costs.

Net loss for the third quarter of fiscal year 2006 was $849,000 compared to a net loss of $3.59 million for the same quarter a year ago and a net loss of $2.63 million for the second quarter ended March 31, 2006. The third quarter 2006 net loss decreased over the same quarter a year ago primarily due to increased revenues, improved gross profit, significantly reduced operating expenses, and the gain on derivative revaluation for the 2006 period. Net loss available to common stockholders for the third quarter of fiscal 2006 was $(0.03) per share compared to $(0.17) per share for the same quarter last fiscal year and $(0.11) for the second fiscal quarter ended March 31, 2006.

For the nine months ended June 30, 2006, the Company reported revenues of $6.53 million, compared to $8.62 million for the nine months ended June 30, 2005. The decrease in revenues for the nine months ended June 30, 2006 compared to the same period a year ago resulted primarily from a reduction in military sales and the impact of an order totaling $4.9 million recorded during the nine months ended June 30, 2005.

For the first nine months of fiscal year 2006, the Company’s gross profit was $2.30 million or approximately 35% of revenues, compared to $4.53 million, or approximately 53% of revenues for the same period a year ago. The decrease in gross profit, both absolute and as a percentage of revenues, was principally the result of the decreased sales of our higher margin LRAD products, reflecting the impact of the $4.9 million order in fiscal 2005.

Net loss for the first nine months of fiscal year 2006 was $4.25 million compared to a net loss of $6.73 million for the same period a year ago. The net loss for the first nine months of fiscal 2006 decreased over the same period a year ago primarily due to significantly reduced operating expenses and the unrealized gain on derivative revaluation offset by the decrease in revenues and gross profit as a result of reduced LRAD sales to government and military customers. Net loss available to common stockholders for the first nine months of fiscal 2006 was $(0.17) per share compared to $(0.41) per share for the same period last fiscal year.

ATC also reported that its research and development expenses decreased to $1.53 million for the nine months ended June 30, 2006 compared to $4.22 million for the same period a year ago. The company also reported its order backlog was approximately $7.2 million at June 30, 2006 compared to $660,000 at June 30, 2005.

“Other than the December 31, 2004 quarter, which benefited from one large LRAD order, we posted our best quarterly revenues in company history,” said John Zavoli, president and chief operating officer of ATC. “More importantly, the June quarter revenues were comprised of sales from all our directed sound product lines with HSS digital signage sales leading the way.”

“We are successfully transitioning our product manufacturing to a reputable contract manufacturer and continuing to contain our R & D costs,” commented Zavoli. “Our focused R & D efforts are yielding significant improvements in our products’ performance as well as improving their manufacturability which we expect will translate into improving product margins.”

Zavoli concluded, “With our current backlog at $7.2 million, we expect revenues this quarter to come in between $3 million and $4 million with significant contributions from both our commercial group and our government and military group.”

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® by providing directed audio solutions that put clear, highly intelligible sound exactly where needed. The Company’s award-winning HSS® (HyperSonic® Sound technology), powerful LRAD™ (Long Range Acoustic Device) products family, breakthrough NeoPlanar® products family, Sound Vector™ technology, and others, comprise the core of an expanding portfolio of proprietary directed sound products and technologies. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the company’s Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended June 30, 2006. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

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FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676.0519

robert@atcsd.com

American Technology Corporation

Condensed Statements of Operations

(000’s omitted except per share amounts)

(Unaudited)

	For the three months ended June 30,
	2006	2005
Total revenues	$3,165	$1,394
Cost of revenues	2,119	1,035

Gross profit	1,046	359

Operating expenses:
Selling, general and administrative	2,148	2,820
Research and development	460	1,284

Total operating expenses	2,608	4,104

Loss from operations	(1,562)	(3,745)

Other income (expense):
Interest income	44	16
Interest expense	—	(132)
Unrealized gain (loss) on derivative revaluation	669	451
Warrant impairment expense	—	(183)

Total other income (expense)	713	152

Net loss	(849)	(3,593)
Dividend requirements on convertible preferred stock	—	—

Net loss available to common stockholders	$(849)	$(3,593)

Net loss per share of common stock - basic and diluted	$(0.03)	$(0.17)

Average weighted number of common shares outstanding	24,485,215	21,328,989

American Technology Corporation

Condensed Balance Sheets

(000’s omitted except per share amounts)

(Unaudited)

	June 30, 2006	September 30, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$3,585	$10,348
Accounts Receivable	2,676	880
Inventories, net of $517 and $691 reserve for obsolescence	2,540	1,800
Prepaid expenses and other	92	201

Total current assets	8,893	13,229
Equipment, net	666	607
Patents, net	1,436	1,373
Long term deposits	58	—

Total assets	$11,053	$15,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,424	$1,985
Accrued liabilities	1,026	1,224
Derivative warrant instrument	—	282
Capital lease short-term portion	2	12

Total current liabilities	3,452	3,503
Long-Term Liabilities:
Derivative warrant instrument	484	1,564

Total liabilities	3,936	5,067

Total stockholders’ equity	7,117	10,142

Total liabilities and stockholders’ equity	$11,053	$15,209